                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials (Proxy Card only)
[ ] Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                   UST Corp.
                (Name of Registrant as Specified In Its Charter)

                                   UST Corp.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[UST CORP. LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held at 40 Court Street, Boston, Massachusetts, on Tuesday, the 20th day of May, 1997 at 10:00 o'clock in the forenoon for the following purposes:

     1. To elect eight Directors of the Company, each of whom will serve for a three-year term; and

     2. To transact any other business which may properly come before the meeting, or any adjournment thereof.

     The close of business on March 28, 1997 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 15, 1997.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                          By order of the Board of Directors

                                          /s/ Eric R. Fischer
                                          ----------------------------------

                                          Eric R. Fischer, Clerk

April 15, 1997

[UST CORP. LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

                                                                  April 15, 1997

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 20, 1997, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 28, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

     The financial statements for the Company for the fiscal year ended December 31, 1996, together with corresponding figures for the previous fiscal year, are contained in the Annual Report to UST Corp. Stockholders for the year ended December 31, 1996 (the "Annual Report"), which includes within it the Company's Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K for the year ended December 31, 1996 (the "10-K Report"). A copy of the Company's Annual Report has been previously mailed or will be mailed simultaneously herewith to all stockholders.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her Proxy is not limited by, or subject to, compliance with any specified formal procedure. Each stockholder may revoke his or her Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted "for" the election of the eight nominees for Director positions listed therein. The enclosed Proxy confers discretionary authority on Neal F. Finnegan, Eric R. Fischer and James
K. Hunt (or their substitutes) acting singly, to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter or matters in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparing, assembling and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and Directors of the Company as well as representatives of Morrow & Co., professional proxy solicitors, may solicit Proxies by personal interview, by telephone, by facsimile or by telecopy. Employees and Directors of the Company will not receive additional compensation for such efforts, and Morrow & Co. is expected to receive approximately $4,000, plus out-of-pocket expenses, for such solicitation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting, except that votes cast by employees of the Company and/or its subsidiaries shall be held confidential.

     As of March 28, 1997, the Company had outstanding 28,403,377 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 14,201,689 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.

                     PERSONS TO BE NOMINATED BY MANAGEMENT
                           FOR ELECTION AS DIRECTORS
                                (NOTICE ITEM 1)

     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number as is fixed by the Directors, divided into three classes as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at twenty-four (24). Currently the Company has twenty-three (23) Directors who are serving in such capacity and there remains one vacancy on the Board of Directors which is in the class next to be elected in 1998. The Board of Directors has the power to fill vacancies and to change the size of the Board at any time. The Board of Directors, following the recommendation of the Nominating Committee, has recommended the following eight nominees (all of whom are currently Directors) to fill the eight positions, each of whom, if elected, will hold office for a three-year term until the 2000 Annual Meeting of Stockholders and until his or her successor is chosen and qualified. Unless otherwise specified, Proxies will be voted in favor of the eight nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Annual Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election of those one or more individuals.

                                                  POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                  DIRECTOR OF        COMPANY), COMMITTEE MEMBERSHIPS AND
                                      THE             OFFICES WITH THE COMPANY AND ITS
NAME (AGE)                       COMPANY SINCE                  SUBSIDIARIES
-------------------------------  -------------   -------------------------------------------
David E. Bradbury (51).........    1997          Member, Executive and Asset Quality
                                                   Committees; Director, USTrust

Robert M. Coard (69)...........    1995          Member, Community Reinvestment and Public
                                                   Affairs Committees; Director, USTrust

Domenic Colasacco (48).........    1990          Executive Vice President of the Company;
                                                   Chairman and President of United States
                                                   Trust Company; Member, Community
                                                   Reinvestment Committee

Alan K. DerKazarian (63).......    1995          Member, Nominating and Public Affairs
                                                   Committees; Director, USTrust

Donald C. Dolben (60)..........    1995          Member, Asset Quality and Compensation
                                                   Committees; Director, USTrust

Francis X. Messina (67)........    1988          Member, Compensation and Community
                                                   Reinvestment Committees; Director,
                                                   USTrust
James V. Sidell (66)...........    1967          Member, Public Affairs Committee

G. Robert Tod (57).............    1997          Member, Nominating Committee; Director,
                                                   USTrust

     Mr. Bradbury was formerly the Chairman of the Board, President, and Chief Executive Officer of Walden Bancorp, Inc. which was acquired by the Company on January 3, 1997. Mr. Coard is Executive Director of the Action for Boston Community Development, Inc. Mr. Colasacco is Executive Vice President of the Company and Chairman and President of United States Trust Company. Dr. DerKazarian is a practicing periodontist. Dr. DerKazarian also serves as Vice President of Dental Management Inc. and Dental Services P.C. of Cambridge, Massachusetts. Mr. Dolben is a Realtor and serves as Chairman of The Dolben Company, Inc., President of William H. Dolben & Sons, Inc. and President of Dolben Equities, Inc. Mr. Messina serves as President of Wildwood Estates of Braintree, Inc. (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construction). Mr. Sidell is Managing Director, Corporate Finance for Fector Detwiler & Company, Inc. (investment banker/broker-dealer). Prior to April 1, 1993, Mr. Sidell was President and Chief Executive Officer of the Company. Mr. Tod is the President, Chief Operating Officer and a Director of the CML Group, Inc., (a retailer of specialty items, including Nordic Track products) located in Acton, Massachusetts. He is also a

Director of SCI Systems, Inc. of Huntsville, Alabama (electronic equipment manufacturer), and EG&G, Inc. of Wellesley, Massachusetts (scientific instruments manufacturer).


     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.

                                                  POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                  DIRECTOR OF        COMPANY), COMMITTEE MEMBERSHIPS AND
                                      THE             OFFICES WITH THE COMPANY AND ITS
NAME (AGE)                       COMPANY SINCE                  SUBSIDIARIES
-------------------------------  -------------   -------------------------------------------
Chester G. Atkins (49).........    1997          Member, Audit Committee; Director, USTrust

Robert L. Culver (48)..........    1993          Chairman, Audit Committee and Member,
                                                   Executive and Compensation Committees;
                                                   Director, USTrust

Neal F. Finnegan (59)..........    1993          President and Chief Executive Officer of
                                                 the Company and Chairman, President and
                                                   Chief Executive Officer of USTrust;
                                                   Chairman of the Executive Committee of
                                                   United States Trust Company; Member,
                                                   Executive and Nominating Committees;
                                                   Director, USTrust and United States Trust
                                                   Company

Edward Guzovsky (70)...........    1995          Member, Audit Committee; Director, USTrust

Wallace M. Haselton (75).......    1971          Chairman, Compensation Committee; Member,
                                                   Executive Committee; Director, USTrust

Brian W. Hotarek (50)..........    1994          Member, Asset Quality and Nominating
                                                   Committees; Director, USTrust

Sydney L. Miller (67)..........    1995          Chairman, Community Reinvestment Committee;
                                                   Member, Executive and Audit Committees;
                                                   Director, USTrust and United States Trust
                                                   Company

Vikki L. Pryor (43)............    1995          Vice Chairman, Audit Committee; Member,
                                                   Community Reinvestment Committee;
                                                   Director, USTrust

Gerald M. Ridge (68)...........    1982          Chairman, Public Affairs Committee; Member
                                                   Executive, Asset Quality, and Nominating
                                                   Committees; Vice Chairman and Director,
                                                   USTrust

William Schwartz (63)..........    1981          Chairman of the Board of Directors of the
                                                   Company; Chairman, Executive Committee;
                                                   Director, USTrust

Barbara C. Sidell (63).........    1995          Member, Asset Quality Committee; Director,
                                                   USTrust and United States Trust Company

Paul D. Slater (62)............    1980          Chairman, Asset Quality Committee; Vice
                                                   Chairman, Compensation Committee; Member,
                                                   Executive Committee; Director, USTrust

Edward J. Sullivan (76)........    1995          Member, Asset Quality and Public Affairs
                                                   Committees; Director, USTrust

Michael J. Verrochi, Jr. (57)..    1974          Chairman, Nominating Committee; Member,
                                                   Executive Committee; Director, USTrust

Gordon M. Weiner (73)..........    1995          Member, Audit and Community Reinvestment
                                                   Committees; Director, USTrust

     Mr. Atkins is a Partner in ADS Ventures, Inc. of Concord, Massachusetts (strategic marketing and related advisory services). Mr. Atkins is also the former United States Congressman from the 5th Congressional District of Massachusetts. Mr. Culver is Executive Vice President and Chief Financial Officer of Cabot Corporation (manufacturer of carbon black and related products). From 1991 to March 1997, Mr. Culver served as Senior Vice President and Treasurer of Northeastern University in Boston, Massachusetts. Prior to 1991, Mr. Culver was a partner in the accounting firm of Coopers & Lybrand.

Mr. Finnegan is President and Chief Executive Officer of UST Corp. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and Chairman of the Executive Committee of United States Trust Company. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. During the period from 1986 to 1988, he was President and Chief Operating Officer of the Bowery Savings Bank, based in New York City. From 1983 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University and, in May 1997, he is expected to be nominated to serve as a Director of Fine Host Corporation (provider of contract food services). Mr. Guzovsky is a Director of Wolf Construction Company in Norwood, Massachusetts and Chairman of JWP New England. Mr. Guzovsky has been a consulting electrical engineer whose office is located in Norwood, Massachusetts. In 1993, he served as Chairman of JWP New England (electrical and mechanical contractors). In 1992, Mr. Guzovsky was the principal of an electrical engineering firm which was acquired by JWP New England. Mr. Haselton, a retired banker, was formerly Chairman of the Board of Key Bancshares of Maine, Inc., a bank holding company. Mr. Hotarek has been Executive Vice President and Chief Financial Officer of the Stop & Shop Supermarket Company since March, 1997. Prior to March, 1997, he served as Senior Vice President, Real Estate and Development for the Stop & Shop Supermarket Company. Mr. Miller is President of Harry Miller Co., Inc. and W.E. Palmer Company (manufacturers of industrial canvas products) and serves as trustee for two real estate trusts. Ms. Pryor is Senior Vice President, Customer Operations and Service for Blue Cross Blue Shield of Massachusetts in Boston, Massachusetts. Prior to joining Blue Cross Blue Shield in 1993, Ms. Pryor served as Director of Credit Insurance Products and Operations for the Sears, Discover, and Sears Mortgage Corporation Division of Allstate Life Insurance Company. Mr. Ridge is a Vice Chairman of USTrust and President of Blue Hill Cemetery and G. M. Ridge Corporation (athletic club). Mr. Schwartz is Vice President/Academic Affairs (Chief Academic Officer) of Yeshiva University in New York City. He also serves as Chairman of the Board of Directors of the Company. Mr. Schwartz is of counsel to the New York City law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc., Viacom International, Inc., (diversified media, publishing and entertainment holding companies) and of W.C.I. Steel, Inc. (steel manufacturer). Ms. Sidell is an attorney who has served as a Director of various subsidiaries of the Company since 1969. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts. Mr. Slater now serves as President of Naples Downtown Corp. in Naples, Florida. Mr. Sullivan has been the Clerk of Courts for Middlesex County, Massachusetts since 1959. Mr. Sullivan also owns an insurance agency and a trucking and snow removal business all based in Cambridge, Massachusetts. Mr. Verrochi serves as Executive Vice President of Browning-Ferris Industries, Inc. (waste management); Director of American Ref-Fuel, Inc. (refuse to energy); President and Director of Monadnock Mountain Spring Water Inc., Abita Water Co. and EVC Corp. (producers of bottled water); Director, Vice President and Treasurer of VRT Corp. (real estate development and construction); Director of Marshfield Insurance Co., Inc.; Director of Universal Construction Inc.; and as a trustee of several real estate trusts. Mr. Weiner has his own practice as Attorney-at-Law in Gloucester, Massachusetts and prior to 1991 was associated with the law firm of Cahill, Weiner & Conant in Gloucester, Massachusetts.

     Except as indicated above, each Director has been employed during the past five years in his respective positions.

     In case any person or persons named herein for election as a Director is or are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. The Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Executive Committee, Audit Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Asset Quality Committee and Public Affairs Committee. Members of each committee consist of Directors of the Company except that the

Audit Committee and Community Reinvestment Committee also include Directors of banking subsidiaries of the Company.

     The Executive Committee is authorized to act on behalf of the Board and to exercise all of the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law. The Committee met five times in 1996. The current members of the Executive Committee are Mr. Schwartz (Chairman), Mr. Bradbury, Mr. Culver, Mr. Finnegan, Mr. Haselton, Mr. Miller, Mr. Ridge, Mr. Slater and Mr. Verrochi.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations with respect to internal controls and compliance that may be made from time to time. It also reviews risks related to litigation against the Company and the activities and reports of the internal Loan Review Department of the Company and its subsidiaries. There were ten meetings of the Audit Committee during 1996. Mr. Culver serves as Chairman and Ms. Pryor serves as Vice Chairman of the Committee. Mr. Atkins, Mr. Guzovsky, Mr. Miller (a Director of United States Trust Company) and Mr. Weiner also currently serve on the Audit Committee.

     The Compensation Committee has five members. Mr. Haselton serves as Chairman and Mr. Slater serves as Vice Chairman of the Committee. Mr. Culver, Mr. Dolben and Mr. Messina also currently serve on the Committee. The Committee considers and, when appropriate, makes determinations or recommendations to the Board regarding employee and Director compensation (including employee and Director stock compensation) matters. The Committee met eight times in 1996.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There was one meeting of the Nominating Committee during 1996. Mr. Verrochi (Chairman), Mr. DerKazarian, Mr. Finnegan, Mr. Hotarek, Mr. Ridge and Mr. Tod currently serve on the Nominating Committee.

     The Nominating Committee considers candidates for Director of the Company recommended by Directors, officers and stockholders of the Company. Persons desiring to suggest candidates for the 1998 Annual Meeting should advise Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before December 16, 1997 and include sufficient biographical material to permit an appropriate evaluation.

     The Company's Community Reinvestment Committee's current members are Mr. Miller (Chairman and a Director of United States Trust Company), Mr. Coard, Mr. Colasacco, Mr. Walter E. Huskins, Jr., Mr. Messina, Ms. Pryor, Mr. Arthur F.F. Snyder (Director of United States Trust Company) and Mr. Weiner. The Committee held four meetings in 1996. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help to meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     In 1993, the Board established an Asset Quality Committee to oversee management's efforts to keep the Company's non-performing assets at a low level. The Committee met eleven times in 1996. It is chaired by Mr. Slater and its members include Mr. Dolben, Mr. Hotarek, Mr. Ridge, Ms. Sidell, and Mr. Sullivan.

     In late 1996, the Company organized a Public Affairs Committee which reviews the public relations activities of the Company as well as positions, if any, taken by the Company with regard to public policy issues. The Committee did not meet in 1996, and held its first meeting in 1997. It is chaired by Mr. Ridge and its members include Mr. Coard, Dr. DerKazarian and Mr. Sullivan.

     During 1996, there were thirteen meetings of the Board of Directors of the Company. Other than Mr. Robert Coard, no Director attended fewer than 75% of the aggregate number of meetings of the Board of

Directors and of the committees of the Board of Directors on which he or she served. Mr. Coard attended 67% of the meetings which he was eligible to attend.

DIRECTORS' FEES AND OTHER COMPENSATION

     Directors of the Company who are not otherwise full-time Officers or employees of the Company or any of its subsidiaries are paid a fee of $250 for each meeting of the Company's Board and of the USTrust and United States Trust Company Boards they attend, plus an annual stipend which in 1996 was $15,000. In addition, in 1996, Directors (other than full-time employees of the Company) received the following additional committee fees:


   (i) Executive Committee............    $250 per meeting (except Chairman who
                                            receives $500 per meeting)

  (ii) Nominating Committee...........    $500 per meeting

 (iii) Audit Committee................    $250 per meeting (except Chairman who
                                            receives $500 per meeting and $500
                                            per diem for work on committee
                                            matters when a meeting is not held)

  (iv) Compensation Committee.........    $250 per meeting (except Chairman who
                                            receives $500 per meeting and $500
                                            per diem for work on committee
                                            matters when a meeting is not held)

   (v) Asset Quality Committee........    $250 per meeting (except Chairman who
                                            receives $500 per meeting)

  (vi) CRA Committee..................    $250 per meeting (except Chairman who
                                            receives $500 per meeting)

 (vii) Public Affairs Committee.......    $250 per meeting (except Chairman who
                                            receives $500 per meeting)

     Instead of receiving a retainer or meeting fees, Mr. Schwartz received a stipend of $60,000 in 1996 for his services as Chairman of the Board of Directors. In 1996, Mr. Ridge received a stipend of $55,000 for services performed in his capacity as Vice Chairman of USTrust, also in lieu of a retainer or meeting fees.

     At the Annual Meeting of Stockholders in 1995, the 1995 Directors' Stock Option Plan was approved by stockholders. Pursuant to that Plan, outside Directors of the Company and USTrust received options to acquire shares at the market price ($12.875) on the date of the meeting, May 16, 1995. Options were granted as follows: individuals who were Directors of both the Company and USTrust received 7,500 options; individuals who were solely Directors of the Company received 5,100 options; individuals who were solely honorary Directors of the Company received 4,500 options; and individuals who were solely Directors of USTrust received 3,000 options. These options become exercisable as follows: one-third vested when the per-share fair market value of the Common Stock reached a level at least three dollars higher than on the date of grant ($15.875); one-third vested when the per-share fair market value of the Common Stock reached a level at least six dollars higher than on the date of grant ($18.875); and the remaining one-third will vest should the per-share fair market value of the Common Stock reaches a level at least nine dollars higher than the price on the date of grant ($21.875). In any event, the remaining options are fully exercisable three years from the date of grant or May 16, 1998. In addition to the foregoing, in May 1996, at the Annual Meeting of Stockholders, the Company's stockholders approved the 1996 Directors' Stock Option Plan which granted outside Directors of Company 5,000 immediately exercisable options at $13.438, the market price on May 21, 1996, the date of the Annual Meeting of Stockholders.

     The Company also maintains a deferred compensation program which covers Directors of the Company and Directors of any subsidiary of the Company whose Board of Directors elects to participate. Under this program, Directors may elect to defer all or any portion of their Directors' meeting fees and annual stipend. Each participant is treated as a general, unsecured creditor of the Company and has the right to receipt of his other deferred compensation upon termination of Director status. Payments of the deferred amounts are made either in cash or shares of Common Stock of the Company at the discretion of management.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by requirements of the Securities and Exchange Commission. Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All 1996 year-end values shown in these tables for outstanding stock options and restricted shares reflect a $20.625 price, which was the closing price of the Common Stock for December 31, 1996, as reported in the Nasdaq section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                                        SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                               -------------------------
                                                                        AWARDS
                                                               -------------------------
                                                               RESTRICTED     SECURITIES
                                     ANNUAL COMPENSATION         STOCK        UNDERLYING      ALL OTHER
                                  --------------------------    AWARD(S)       OPTIONS/      COMPENSATION
                                  YEAR   SALARY $   BONUS $      ($)(A)        SARS(#)          ($)(B)
                                  ----   --------   --------   ----------     ----------     ------------
Neal F. Finnegan,(C)............  1996   $374,358   $360,000           --            --         $5,049
  President and Chief Executive   1995   $314,851   $150,000    $604,688(C)    150,000(C)      $3,669
  Officer of the Company          1994   $314,748         --    $ 50,002(C)    200,000         $1,607

Domenic Colasacco,(D)...........  1996   $236,769   $575,000          --            --         $5,049
  Executive Vice President/Trust  1995   $236,735   $575,000          --            --         $3,669
  and Investment Management       1994   $238,254   $575,000          --            --         $1,607
  of the Company; Chairman and
  President, United States Trust
  Company

James K. Hunt,(E)...............  1996   $211,476   $ 80,000    $ 66,300        37,500         $2,049
  Executive Vice President and    1995   $186,104   $ 25,000          --            --         $1,728
  Chief Financial Officer         1994   $ 95,780   $ 25,000    $132,000        25,000         $  966
  of the Company

Robert T. McAlear,(F)...........  1996   $214,486   $ 65,000          --        32,500         $5,049
  Executive Vice President/       1995   $212,460   $ 40,000          --            --         $3,669
  Controlled Loans, Credit        1994   $212,450         --    $ 92,250        30,300         $1,607
  and Acquisition Integration of
  the Company

Walter E. Huskins, Jr.,(G)......  1996   $213,090   $ 50,000          --        17,500         $5,049
  Executive Vice President/       1995   $213,060   $ 15,000          --            --         $3,669
  Administration of the Company   1994   $213,050         --    $123,000        76,000         $1,607

---------------
(A) The 1994 values reflect a price of $10.25, the fair market value of the
    Company's Common Stock at the close of trading on November 29, 1994, the date the awards to Messrs. McAlear and Huskins were made, and a price of
    $11.00, the fair market value of the Company's Common Stock at the close of trading on October 24, 1994, the date the award to Mr. Hunt was made. With respect to Mr. Finnegan's 1994 and 1995 awards see footnote C below. The
    1996 awards to Mr. Hunt are valued as follows: 30,000 shares reflect a price of $13.8125, the fair market value of the Company's Common Stock at the close of trading on January 12, 1996, the date the award to Mr. Hunt was made and 7,500 shares reflect a price of $14.8125, the fair market value of the Company's Common Stock at the close of trading on July 16, 1996, the date the award to Mr. Hunt was made. As of December 31, 1996 each of the named Executive


    Officers held the following number of shares of Restricted Stock having the corresponding year-end market value:

                                                   AS OF DECEMBER 31, 1996
                                                -------------------------------
                                                TOTAL NUMBER OF
                                                  RESTRICTED       AGGREGATE
        NAME                                      SHARES HELD      MARKET VALUE
        ----                                    ---------------    ------------
        Neal F. Finnegan.......................     45,000          $928,125
        Domenic Colasacco......................          0                 0
        James K. Hunt..........................      3,200          $ 66,000
        Robert T. McAlear......................          0                 0
        Walter E. Huskins, Jr. ................          0                 0


     These shares are forfeitable to the Company and subject to restrictions on transfer. Upon grant the recipient has full voting and dividend rights with respect to all shares granted. Other than the January 1995 grant to Mr. Finnegan described in footnote C below, the shares of Restricted Stock vest over periods which vary from two to five years, subject to acceleration in the event of a "change of control" of the Company. The grants to Messrs. Hunt, McAlear and Huskins vest or vested over a period of two years and six months. The grant to Mr. Finnegan of 5,195 shares shown in the Summary Compensation Table for 1994 and described in footnote C below is not reflected on the table above and vested in approximately 60 days. As part of the Amendment and to reflect the one year extension of his Employment Agreement, Mr. Finnegan also received a 10,800 share Restricted Common Stock bonus in early 1997 which provides him with Restricted Stock for the additional year of his contract on a basis consistent with the prior years of his contract period.

(B) The amounts reported for 1996 for each of the named Executive Officers consist of allocations under the Company's Employee Stock Ownership Plan and the Company's Employee Savings Plan as indicated below:

                                                EMPLOYEE STOCK       EMPLOYEE
        NAME                                    OWNERSHIP PLAN     SAVINGS PLAN
        ----                                    --------------     ------------
        Neal F. Finnegan....................        $2,049            $3,000
        Domenic Colasacco...................         2,049             3,000
        James K. Hunt.......................         2,049                 0
        Robert T. McAlear...................         2,049             3,000
        Walter E. Huskins, Jr. .............         2,049             3,000


(C) The Company entered into an Employment Agreement with Mr. Finnegan effective November 21, 1995 and (after a one year extension agreed to by the Company and Mr. Finnegan in 1996) ending January 4, 2000, and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. Pursuant to this Agreement, Mr. Finnegan receives a base salary which, as of January 1, 1997, was increased from $360,000 to $480,000 and received stock compensation described herein. The 1994 $50,002 Restricted Stock award to Mr. Finnegan reported for 1994 was paid in early 1995, but was intended to compensate him for his performance in 1994. The award was based on a price per share of Common Stock of $9.625 which reflects the closing price of the Company's Common Stock on December 20, 1994. The 1995 Restricted Stock award of $604,688 granted to Mr. Finnegan was calculated at $13.4375 per share while the 150,000 options were granted at an exercise price of $14.4375 per share. In addition, on January 2, 1997, Mr. Finnegan was granted a total of 50,000 stock options, with a per share exercise price of $20.3125, the fair market value at the close of trading on January 2, 1997, as reported by the Wall Street Journal (the "Exercise Price"). The options vest as follows: (i) one third of the shares vested on January 2, 1997; (ii) one third of the shares will vest on the earlier of January 2, 1998 or the first trading day on which the closing price of UST Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus three dollars ($23.3125); and (iii) the last third on the earlier of January 2, 1999 or the first trading day on which the closing price of UST Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus six dollars ($26.3125). As part of the Amendment to his Employment Agreement and to reflect the one year extension of said Agreement, Mr. Finnegan was granted a total of 10,800 shares of Restricted Stock which shall vest on January 2, 1999, providing him with Restricted Stock for the additional year of his contract on a basis consistent with the prior years of his contract period. As this grant occurred on January 1, 1997, these shares are not reflected on the Summary Compensation Table. See "Employment Agreements."

(D) Through June 30, 1994, Mr. Colasacco had an incentive arrangement pursuant to which he received a percentage of pre-tax income, as defined, of the Asset Management Division of United States Trust Company. As of January 1, 1995, the Company and USTC entered into an Employment Agreement with Mr. Colasacco which is described under "Employment Agreements". Although the Employment Agreement was entered into as of January 1, 1995, the revised revenue sharing arrangement was effective as of July 1, 1994.

(E) Mr. Hunt entered into a restated and amended two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." In 1996, modest amendments were made to reflect changes in the severance payment to which Mr. Hunt would be entitled upon termination. In addition to base salary, Mr. Hunt shall be paid an amount equal to the bonus earned for performance during the calendar year immediately preceding the year in which termination occurs. Should the termination result from a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Hunt is not offered continued employment in a similar position with the successor entity, Mr. Hunt will be entitled to a severance payment equal to two times his base salary plus two times the bonus which Mr. Hunt earned for performance during the calendar year immediately preceding the year in which termination occurs.

(F) Mr. McAlear entered into a two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." In 1996, modest amendments were made to reflect changes in the severance payment to which Mr. McAlear would be entitled upon termination. In addition to base salary, Mr. McAlear shall be paid an amount equal to the bonus earned for performance during the calendar year immediately preceding the year in which termination occurs. Should the termination result from a change-of-control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times his base salary plus two times the bonus which Mr. McAlear earned for performance during the calendar year immediately preceding the year in which termination occurs.

(G) Mr. Huskins entered into a restated and amended two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." In 1996, modest amendments were made to reflect changes in the severance payment to which Mr. Huskins would be entitled upon termination. In addition to base salary, Mr. Huskins shall be paid an amount equal to the bonus earned for performance during the calendar year immediately preceding the year in which termination occurs. Should the termination result from a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Huskins is not offered continued employment in a similar position with the successor entity, Mr. Huskins will be entitled to a severance payment equal to two times his base salary plus two times the bonus which Mr. Huskins earned for performance during the calendar year immediately preceding the year in which termination occurs.

                            STOCK-BASED COMPENSATION

     The Stock Compensation Plan originally adopted in 1992, as amended to date, provides for granting of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Awards or a combination of the foregoing as a means through which the Company may attract and retain highly qualified Officers and attract and encourage able persons to enter into and remain in its employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between shareholders and key employees.

     The following table provides details regarding stock options granted to the named Executive Officers in 1996 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1996 for the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.

                                          OPTION GRANTS IN 1996

                                           INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                      ------------------------------------------------------------           VALUE
                                         % OF                                       AT ASSUMED ANNUAL RATES
                        NUMBER OF       TOTAL                                           OF STOCK PRICE
                        SECURITIES     OPTIONS                MARKET                     APPRECIATION
                        UNDERLYING    GRANTED TO  EXERCISE   VALUE ON                 FOR OPTION TERM(C)
                         OPTIONS      EMPLOYEES    PRICE    GRANT DATE  EXPIRATION  -----------------------
                      GRANTED (#)(A)   IN 1996    ($/SH.)   ($/SH.)(B)     DATE     0%      5%       10%
                      --------------  ----------  --------  ----------  ----------  ---  --------  --------
Neal F. Finnegan(D)...         --           --          --         --          --    --        --        --
Domenic Colasacco.....         --           --          --         --          --    --        --        --
James K. Hunt.........     30,000        13.30%   $13.8125   $13.8125     1/12/01    --  $114,484  $252,980
                            7,500         3.33%   $14.8125   $14.8125     7/16/06    --  $ 69,866  $177,055
Robert T. McAlear.....     25,000        11.09%   $13.8125   $13.8125     1/12/01    --  $ 95,403  $210,817
                            7,500         3.33%   $14.8125   $14.8125     7/16/06    --  $ 69,866  $177,055
Walter E. Huskins,
  Jr..................     10,000         4.43%   $13.8125   $13.8125     1/12/01    --  $ 38,161  $ 84,327
                            7,500         3.33%   $14.8125   $14.8125     7/16/06    --  $ 69,866  $177.055

---------------
(A) Options vested immediately as of the date of the grant.

(B) Average of the high and low trading prices of a share of Common Stock of the Company on the date of grant.

(C) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.

(D) On January 2, 1997, Mr. Finnegan was granted a total of 50,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997, as reported by the Wall Street Journal (the "Exercise
    Price"). The options vest as follows: (i) one third of the shares vested on January 2, 1997; (ii) one third of the shares will vest on the earlier of January 2, 1998 or the first trading day on which the closing price of the Company's Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus three dollars ($23.3125); and (iii) the last third on the earlier of January 2, 1999 or the first trading day on which the closing price of the Company's Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus six dollars ($26.3125). These options are not reflected in the Option Grant
    Table for 1996 but will be reflected in the Option Grant Table for 1997.


     The following table shows stock option exercises by the named Executive Officers during 1996, including the aggregate value realized upon exercise. "Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised underlying both "exercisable" (i.e. vested) and "unexercisable" (i.e. unvested) stock options as of December 31, 1996. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $20.625.


                                        AGGREGATED OPTION EXERCISES IN 1996 AND
                                              YEAR-END 1996 OPTION VALUES


                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY, OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END
                          ACQUIRED       VALUE      ----------------------------    ----------------------------
                         ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                         -----------    --------    -----------    -------------    -----------    -------------
Neal F. Finnegan(A).....    40,000      $452,500      345,000          50,000       $3,481,875       $359,375
Domenic Colasacco.......     4,200      $ 30,413           --              --               --             --
James K. Hunt...........        --            --       55,500              --       $  443,719             --
Robert T. McAlear.......    15,750      $109,598       62,800              --       $  543,419             --
Walter E. Huskins, Jr...        --            --       93,500              --       $  938,219             --

---------------
(A) Does not reflect the January 2, 1997 grant of options to acquire 50,000 shares of the Company's Common Stock which is described above.


                              RETIREMENT BENEFITS


     The following table presents the years of service to the Company and the 1996 remuneration covered by the Company's Pension Plan and Supplemental
Retirement Benefit Plan for the five Executive Officers with regard to whom information is provided in the Executive Compensation Table.

                                                   CURRENT            COVERED
                                               YEARS OF SERVICE     REMUNERATION
                                               ----------------     ------------
    Neal F. Finnegan.........................          4              $360,000
    Domenic Colasacco........................         23              $225,375
    James K. Hunt............................          3              $200,000
    Robert T. McAlear........................          6              $203,900
    Walter E. Huskins, Jr. ..................          3              $200,000


     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified
"final average" base salary and years of service classifications.

                                                    YEARS OF SERVICE
                                          -------------------------------------
    BASE SALARY                              15           20        25 AND OVER
    ------------------------------------  ---------    ---------    -----------
    $100,000............................   $ 30,000     $ 40,000      $ 50,000
     125,000............................     37,500       50,000        62,500
     150,000............................     45,000       60,000        75,000
     175,000............................     52,500       70,000        87,500
     200,000............................     60,000       80,000       100,000
     225,000............................     67,500       90,000       112,500
     250,000............................     75,000      100,000       125,000
     300,000............................     90,000      120,000       150,000
     400,000............................    120,000      160,000       200,000
     450,000............................    135,000      180,000       225,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue

Code on the amount of such benefits payable, any balance of benefits otherwise payable under such plans will be provided by the Company to eligible Officers pursuant to a Supplemental Retirement Benefits Plan adopted by the Board of Directors. As of December 31, 1996, all individuals named in the Summary Compensation Table were covered by the Supplemental Retirement Benefits Plan. In addition, as of January 1, 1997, all individuals named in the Summary Compensation Table except Mr. Colasacco were covered by the Executive Policy Committee Plan. This plan is a supplemental retirement plan which provides a maximum benefit equal to 50% of five year average compensation. For purposes of this plan, compensation includes bonus.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1996, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to: (i) compensate Officers based upon corporate, business unit and individual performance; (ii) motivate key senior Officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable (and in the aggregate at approximately the 60th percentile when compared to those of the Company's peer group competitors), as described below under "Salary"; and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     In 1996, executive compensation was composed of base salary, discretionary annual incentive awards, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives by the Company's peer group competitors. Generally, (except as noted below with respect to the key executives of USTC's Asset Management Division) as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels are determined by the Compensation Committee, using its discretion and considering both objective and subjective criteria.

     In 1996, the Compensation Committee adopted a written "UST Corp. Executive Compensation Philosophy" (the "Compensation Philosophy"). The Compensation Philosophy utilizes comparable peer company data surveys conducted by Watson Wyatt Worldwide, the Company's independent employee benefit and compensation consultants, and calls for procedures under which: (i) base salary shall be set so that the targeted positioning is the 60th percentile for each position, based on asset size or other criteria. Actual base salary for an individual relative to the target pay shall be determined based on the individual's unique background, experiences, personal skills and abilities as well as the business challenges facing the Company which require the use of such attributes or skills; (ii) annual incentive targets shall be set at levels which approximate the 60th percentile of total compensation, so as to drive and reward consistent improvement in performance. The same surveys and peer company data used to establish salary ranges are to be used to calibrate incentive earning potential. Annual performance targets are generally set at levels which range between the 60th and 75th percentile of total compensation; and (iii) the annualized value of long-term incentive targets are set at levels which approximate the 60th percentile of the competitive total compensation, so as to drive and reward consistent improvement in performance and shareholder value. Peer company data is used to calibrate long-term incentive earning potential. Long-term incentive targets are generally set at levels which approximate the 75th percentile of competitive total direct compensation values.

     Mr. Colasacco and the other key executives of USTC's Asset Management Division are compensated primarily through a cash-based, revenue sharing arrangement which is generally based upon gross revenues earned by the Division. See "Employment Agreements" below with respect to Mr. Colasacco's Employment Agreement.

     Over the four years since Mr. Finnegan joined the Company in April, 1993, he has selected a senior management team composed of newly-hired and previously employed members of the Executive Policy Committee to direct the activities of the Company. See "Executive Officers of the Company" below for a full listing of the current Executive Policy Committee members' names, principal responsibilities and backgrounds. The Compensation Committee has granted substantial stock compensation to Mr. Finnegan and the other members of the Executive Policy Committee of the Company in order to align more closely the economic interests of these Officers with those of the Company's stockholders.

GENERAL BACKGROUND

     As indicated in the Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, the five-year performance (including reinvestment of dividends) of the Company's Common Stock has lagged behind the Keefe, Bruyette & Woods ("KBW") New England Bank Index. Over most of the same period, the Company's Common Stock has out-performed the Standard & Poor's 500 Index.

     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's compensation reported for 1996, and its general policies with respect to the other Executive Officers named in the Summary Compensation Table. Mr. Finnegan served as Chief Executive Officer throughout 1996.

SALARY

     The Employment Agreement between Mr. Finnegan and the Company dated as of November 21, 1995 was amended as of January 2, 1997 (the "Amendment"). The Amendment increased Mr. Finnegan's base salary from $360,000 to $480,000. Based upon salary surveys of approximately 35 similarly-sized regional and national bank holding companies provided to the Compensation Committee, and advice provided by Watson Wyatt Worldwide, this base salary was and continues to be competitive with the base salaries of Chief Executive Officers of the banks and bank holding companies surveyed.

1996 CASH BONUS AWARDS

     Mr. Finnegan received a $360,000 cash bonus in late 1996 to reflect his performance during 1996 (which is reflected in the Summary Compensation Table), based upon a subjective determination of the Compensation Committee, considering in particular the excellent financial performance of the Company in 1996, the increase in the share price of the Company's Common Stock and the significant increase in the size of the assets. Under the matching contribution feature UST Corp.'s Employee Savings Plan, Mr. Finnegan received an aggregate contribution of $3,000 for 1996.

1996 STOCK AWARDS

     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. The Company's 1989 Restricted Stock Bonus Award Program permits the granting of awards of Restricted Stock. Prior to 1995, stock options were granted to certain Executive Officers and key employees under the 1992 Stock Compensation Plan and all awards of restricted stock were made under the 1989 Restricted Stock Bonus Award Program. Mr. Finnegan was granted an aggregate of 150,000 options exercisable within five years and 60 days to acquire Common Stock and 60,000 shares of Restricted Stock during 1993. In January 1994, the Company also granted Mr. Finnegan options for 200,000 shares of Common Stock. In 1995, the Company granted Mr. Finnegan an additional 5,195 shares of Restricted Common Stock under the 1989 Bonus Award Program and a $150,000 cash bonus. Also in 1995, Mr. Finnegan was granted an aggregate of 150,000 options to acquire Common Stock and 45,000 shares of Restricted Common Stock under the 1992 Stock Compensation Plan. On January 2, 1997 Mr. Finnegan was granted a total of 50,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997, as reported by the Wall Street Journal (the "Exercise Price"). The options vest as follows: (i) one third of the shares vested on January 2, 1997; (ii) one third of the shares will vest on the earlier of January 2, 1998 or the first trading day on which the closing price of the Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus three dollars ($23.3125); and (iii) the last third of the shares will vest on the earlier of January 2, 1999 or the first trading day on which the closing price of the Common Stock shall have equaled or exceeded for ten consecutive trading days the Exercise Price plus six dollars ($26.3125). As part of the Amendment and to reflect the one year extension of his employment agreement, Mr. Finnegan also received a 10,800 share Restricted Common Stock bonus in early 1997 which provides him with Restricted Stock for the additional year of his contract on a basis consistent with the prior years of his contract period. Under the Company's Employee Stock Ownership Plan, Mr. Finnegan received a contribution of $1,500 for 1996. See "Employment Agreements."

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee accordingly amended the Stock Compensation Plan, imposing a per-employee limit on annual grants, which was approved by the Company's Stockholders at the 1994 Annual Meeting. The Compensation Committee has caused all of the Company's employee benefit plans to be reviewed with respect to this matter and it appears that the short-term impact of this law on the Company is not likely to be material. The Compensation Committee is monitoring the impact of this law on an annual basis, taking into consideration both the benefits of favorable tax treatment for the Company, and the necessity for the Compensation Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom are full-time employees of the Company or any of its subsidiaries:

                                          Wallace M. Haselton, Chairman
                                          Paul D. Slater, Vice Chairman
                                          Robert L. Culver
                                          Donald C. Dolben
                                          Francis X. Messina

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the following persons served for a portion or all of the year on the Compensation Committee: Robert L. Culver, Donald C. Dolben, Wallace M. Haselton, Francis X. Messina, and Paul D. Slater.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1996. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which Officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the Keefe, Bruyette & Woods ("KBW") New England Bank Index and the Standard & Poor's 500 Index ("S&P 500"). The KBW New England Bank Index is comprised of approximately 18 commercial and savings banks located within the five New England states and ranging in asset size from approximately $400 million to $3 billion. The Company has decided to include comparisons to this index, which only first became available in 1994, because it provides a closer comparison to the Company as it is entirely an index of smaller New England banks and bank holding companies with similar geographical, size and market characteristics. Most banks that use the KBW New England Bank Index also compare themselves to the S&P 500. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

                           COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                           Among UST Corp., Standard Poor's 500 Index
                                  and KBW New England Bank Index
                                  Fiscal Year Ending December 31

                                     [PASTE-UP C/R/C]


------------------------------------------------------------------------------------
                                  1991     1992     1993     1994     1995     1996
------------------------------------------------------------------------------------
UST Corp.                       $100.00  $138.18  $154.55  $149.09  $211.64  $306.25
                                ----------------------------------------------------
Standard and Poor's 500 Index   $100.00  $107.61  $118.39  $119.99  $164.92  $202.69
                                ----------------------------------------------------
KBW New England Bank Index      $100.00  $175.64  $234.48  $236.05  $368.43  $508.88
------------------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

     Mr. Finnegan joined the Company in 1993 as President and Chief Executive Officer of the Company. He has an Employment Agreement with the Company dated as of November 21, 1995 and amended on January 2, 1997. The Employment Agreement, as amended, was effective November 21, 1995 and ends on January 4, 2000, and provides that Mr. Finnegan will serve as President and Chief Executive Officer of the Company. Mr. Finnegan is paid a base salary of $480,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits made available to other senior executives. Mr. Finnegan has received under the Employment Agreement, as amended, an aggregate of 55,800 shares of Restricted Common Stock which vest over a three-year period and an aggregate of 200,000 options to acquire the Company's Common Stock at the exercise prices shown in the tables above. In addition, Mr. Finnegan received under his prior Employment Agreement, as amended, 60,000 shares of Restricted Common Stock, all of which have vested and an aggregate of 350,000 options to acquire the Company's Common Stock. Mr. Finnegan has agreed to a non-competition provision in the Agreement. In the event of a Change-in-Control (as defined in Mr. Finnegan's Employment Agreement) of the Company during the term of the Employment Agreement, Mr. Finnegan may elect (i) to terminate this Agreement and receive a payment equal to 2.99 times his "base amount" as defined under Section 280G(b)(3) of the Internal Revenue Code, or (ii) should his termination be involuntary, to sue for damages. Should Mr. Finnegan have any unvested shares of Restricted Stock or stock options at the time of a Change-in-Control, vesting of all such shares shall be accelerated and he will have the right if other employees can have their options or Restricted Stock cashed out, to likewise cash out on the same basis and at the same time as such other employees.

     Mr. Colasacco, Executive Vice President of the Company and Chairman and President of USTC, has entered into an Employment Agreement with USTC and joined in by the Company, dated as of January 1, 1995. The Employment Agreement has a two and one-half year original term and (unless terminated by Mr. Colasacco by giving the Company and USTC six months prior notice) successive six month renewal terms thereafter. In the event, however, that a Triggering Event or change in ownership of USTC or the Company (as defined in the Employment Agreement) occurs during the original term or a renewal term, a new, approximately three-year term will be triggered and Mr. Colasacco will receive in exchange for an extension of his employment period and the related noncompetition agreement, the portion allocated to him of a Formula Payment, as defined in the Employment Agreement, based upon USTC's Asset Management Division's revenues during the year preceding the Triggering Event. Mr. Colasacco's current base salary is $225,375 per annum. Under the Employment Agreement, the key managers of the Asset Management Division of USTC, currently five in number, receive an aggregate share of the Division's revenues and determine as a group the share of revenues allocated to individual managers, including Mr. Colasacco. The key manager group, subject to generation of adequate revenues, is also empowered to change Mr. Colasacco's base annual salary.

     Mr. Hunt, Executive Vice President, Treasurer and Chief Financial Officer of the Company, entered into a restated and amended two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. Hunt is paid a base salary of $200,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Through December 31, 1996, Mr. Hunt has also received an aggregate of 16,800 shares of Restricted Common Stock and aggregate options to purchase 62,500 shares of the Company's Common Stock at an average purchase price of $12.3075 per share. On January 2, 1997, Mr. Hunt was granted a total of 10,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997. Under the terms of the Employment Agreement, Mr. Hunt has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, and as amended on December 17, 1996, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Hunt is not offered continued employment in a similar position with the successor entity, Mr. Hunt will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) the bonus which Mr. Hunt earned for performance during the previous calendar year.

     Mr. McAlear, Executive Vice President/Controlled Loans and Credit of the Company and Vice

Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. McAlear is paid a base salary of $203,900 per annum subject to discretionary increases, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Through December 31, 1996, Mr. McAlear has also received an aggregate of 9,000 shares of Restricted Common Stock and aggregate options to purchase 78,550 shares of the Company's Common Stock at an average purchase price of $10.7887 per share. On January 2, 1997, Mr. McAlear was granted a total of 10,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997. Under the terms of the Employment Agreement, Mr. McAlear has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, and as amended on December 17, 1996, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Mr. McAlear earned for performance during the previous calendar year.

     Mr. Huskins, Executive Vice President/Administration of the Company, entered into a restated and amended two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. Huskins is paid a base salary of $200,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Through December 31, 1996, Mr. Huskins has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 93,500 shares of the Company's Common Stock at an average purchase price of $10.5906 per share. On January 2, 1997, Mr. Huskins was granted a total of 10,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997. Under the terms of the Employment Agreement, Mr. Huskins has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, and as amended on December 17, 1996, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Huskins is not offered continued employment in a similar position with the successor entity, Mr. Huskins will be entitled to a severance payment equal to two times (i) his then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Mr. Huskins earned for performance during the previous calendar year.

                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with Directors, Officers and 5% stockholders of the Company, and their associates, during 1996.

                       EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE POLICY COMMITTEE

     In 1987, the Board of Directors of the Company created an Executive Policy Committee which is the primary management forum of the Company for all strategic and policy decisions. All decisions of the Executive Policy Committee are subject to the review and approval of the Board of Directors of the Company. The Executive Policy Committee has been directed by the Board of Directors to make recommendations to the Board concerning adoption of policies, strategies and programs concerning the following, among other matters: (a) acquisitions and dispositions of corporate entities, assets and/or investments; (b) the issuance of equity and/or debt; (c) engaging in new business activities; (d) the hiring, termination, training and motivation of senior management; (e) the development of marketing programs concerning financial services; (f) improvements to operations, service delivery and implementation of procedures for cost control;
(g) improvements to the financial reporting and financial control systems; (h) improvements to the business information systems; and (i) improvements concerning risk management and legal and regulatory compliance programs. As of April 1, 1997, there were 11 members of the Executive Policy Committee. The members of the Committee are identified and the background of each Committee member is set forth below under "Executive Officers."

EXECUTIVE OFFICERS

     The names and ages of the executive officers of the Company and each executive officer's position with the Company and its principal subsidiaries are listed below. Each such executive officer is elected annually by the Directors of the Company (or the Directors of the applicable subsidiary of the Company) and serves until his or her successor is duly chosen and qualified or until his or her earlier death, removal or disqualification.

                                   POSITIONS AND OFFICES WITH THE COMPANY (AND/OR WHERE
                                                       APPROPRIATE,
NAME (AGE)                          POSITION WITH ONE OF THE COMPANY'S SUBSIDIARIES)
---------                          ----------------------------------------------------
*Neal F. Finnegan (59)........... President, Chief Executive Officer and Director of the
                                    Company and Chairman, President and Chief Executive
                                    Officer of USTrust, The Braintree Savings Bank
                                    ("Braintree") and The Co-operative Bank of Concord
                                    ("Concord")

*Domenic Colasacco (48).......... Executive Vice President/Trust and Investment
                                  Management and Director of the Company and Chairman
                                    and President of USTC

*James K. Hunt (53).............. Executive Vice President, Chief Financial Officer and
                                    Treasurer of the Company; Executive Vice President
                                    and Chief Financial Officer of USTrust; Executive
                                    Vice President, Chief Financial Officer and
                                    Treasurer of Braintree and Concord and Treasurer of
                                    UST Leasing Corporation

*Eric R. Fischer (51)............ Executive Vice President, General Counsel and Clerk of
                                  the Company; Executive Vice President, General Counsel
                                    and Secretary of USTrust, USTC, Braintree and
                                    Concord and Clerk of UST Capital Corp. and UST
                                    Leasing Corporation

*Kathie S. Stevens (46).......... Executive Vice President and Senior Lending Officer of
                                  the Company; Vice Chairman and Senior Lending Officer
                                    of USTrust and President of UST Capital Corp.

*Katharine C. Armstrong (52)..... Executive Vice President/Commercial Lending of the
                                    Company, USTrust, Braintree and Concord

*Robert T. McAlear (54).......... Executive Vice President/Controlled Loans, Credit and
                                    Acquisition Integration of the Company; Vice
                                    Chairman of USTrust and Executive Vice President and
                                    Chief Operating Officer of Braintree

*Suzanne Moot (47)............... Executive Vice President/Marketing and Retail Banking
                                  of the Company and USTrust

*Walter E. Huskins, Jr. (57)..... Executive Vice President/Administration of the Company
                                  and USTrust; Executive Vice President and Chief
                                    Operating Officer of Concord and President of UST
                                    Leasing Corporation

*Linda J. Lerner (52)............ Senior Vice President/Human Resources of the Company,
                                    USTrust and USTC

*Kenneth L. Sullivan (60)........ Senior Vice President/Operations of the Company and
                                  Senior Vice President of USTrust

George T. Clarke (50)............ Senior Vice President and Controller of the Company
                                  and USTrust and Treasurer of UST Capital Corp.

---------------
* Member, Executive Policy Committee


     The following sets forth the principal occupation during the past five years of each of the executive officers of the Company.

     Mr. Finnegan has served as President and Chief Executive Officer of the Company since 1993. During the prior five years, Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986 he was Vice Chairman of Shawmut Corporation in Boston. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust, Braintree and Concord and a Director and Chairman of the Executive Committee of USTC.

     Mr. Colasacco was elected Executive Vice President and a Director of the Company in 1990. In 1993, he was also elected Chairman of the Board and President of USTC. Prior to that time, he served as an Executive Vice President of USTC. He also directs the trust and investment management activities of the Company and its subsidiaries. Mr. Colasacco has been an officer of the Company or of one of its subsidiaries since 1974.

     Mr. Hunt was elected Executive Vice President, Treasurer and Chief Financial Officer of the Company in 1994. Prior to joining the Company, Mr. Hunt served as Executive Vice President at Peoples Bancorp of Worcester, Inc., Worcester, Massachusetts, from 1987 through mid-1994. He also serves as Executive Vice President and Chief Financial Officer of USTrust, Executive Vice President, Chief Financial Officer and Treasurer of Braintree and Concord and as Treasurer of UST Leasing Corporation and various other nonbanking subsidiaries.

     Mr. Fischer was elected Executive Vice President, General Counsel and Clerk of the Company in 1992. Prior to 1992, he served as Senior Vice President, General Counsel and Assistant Clerk of the Company. Before joining the Company in 1986, he served as Assistant General Counsel of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Fischer is, and has been since 1984, a member of the faculty of the Morin Center for Banking and Financial Law Studies of Boston University School of Law. He also serves as Executive Vice President, General Counsel and Secretary of USTC, USTrust, Braintree and Concord and Clerk of UST Capital Corp., UST Leasing Corporation and various other nonbanking subsidiaries.

     Ms. Stevens, who has served as Executive Vice President and Senior Lending Officer of the Company since 1993, was also elected to the positions of Vice Chairman and Senior Lending Officer of USTrust and Chairman of the Senior Credit Committee of the Company and USTrust in 1995. Ms. Stevens has been a senior officer in the Commercial Lending function since she joined the Company in 1985. Ms. Stevens is also President of UST Capital Corp.

     Ms. Armstrong serves as Executive Vice President/Commercial Lending of the Company, USTrust, Braintree and Concord. In that capacity she oversees the commercial lending, asset-based lending and commercial real estate lending functions of the Company. From 1993 to 1995 Ms. Armstrong served as Senior Vice President/Credit Administration of the Company. Ms. Armstrong joined the Company in 1985 and served in various credit administration functions from 1985 until she assumed her position as Executive Vice President/Commercial Lending in 1995.

     Mr. McAlear was elected Executive Vice President/Controlled Loans and Credit of the Company in 1994. He has served as Vice Chairman of USTrust since he joined the Company in 1990. His primary responsibilities involve the supervision of the controlled loan, owned real estate and credit administration functions of USTrust and the Company, as well as supervision of the integration of banks and branches acquired by the Company. Prior to 1990, Mr. McAlear served as an Executive Vice President in the lending area of the Bank of New England. Mr. McAlear also serves as Executive Vice President and Chief Operating Officer of Braintree.

     Ms. Moot joined the Company in 1995 and serves as Executive Vice President/Marketing and Retail Banking of the Company and USTrust. Prior to joining the Company, Ms. Moot served as a consultant to more than two dozen commercial and savings bank clients between 1988 and 1995 and served as Vice President of Commercial Marketing at Shawmut Bank, Boston, MA from 1985 to 1988.

     Mr. Huskins was elected Executive Vice President/Administration of the Company in August 1993. Mr. Huskins is also responsible for the leasing activities of the Company. Prior to joining the Company,

Mr. Huskins served as President, Sterling Protection Company, Watertown, MA (security systems) from 1990 to 1993 and as Vice Chairman of Chancellor Corporation, Boston, MA (leasing) from 1977 to 1989. Mr. Huskins also serves as Executive Vice President and Chief Operating Officer of Concord and Chairman of the Board and President of UST Leasing Corporation.

     Ms. Lerner has served as Senior Vice President of the Company since she joined the Company in 1988. She directs the Human Resources activities of the Company, USTrust and USTC. Prior to her joining the Company, Ms. Lerner served in a similar capacity for the Provident Institution for Savings in Boston.

     Mr. Sullivan has served as Senior Vice President/Operations of the Company since 1994. He has served since 1988 and continues to serve as Senior Vice President of USTrust. In those capacities, he has responsibility for the data processing and information systems of the Company as well as for its operations activities. Prior to 1988, Mr. Sullivan served as Executive Vice President of Operations with BayBanks Systems, Inc. in Waltham, Massachusetts. Prior to 1995, he also served as President of UST Data Services Corp. which as of December 31, 1995 was dissolved and became a division of USTrust.

     Mr. Clarke was elected Senior Vice President and Controller of the Company in 1994 and of USTrust in 1996. From 1988 to 1994 he served as Vice President and Controller of the Company. Before joining the Company, Mr. Clarke served as Deputy Comptroller of The First National Bank of Boston. Mr. Clarke is also Treasurer of UST Capital Corp.

     There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an executive officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for 1997. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen LLP have served as the Company's independent auditors since the Company's organization in 1967.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

                      ACTION TO BE TAKEN -- OTHER BUSINESS
                                (NOTICE ITEM 2)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any business other than the one specific item listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of March 28, 1997, the Company was aware of only one stockholder, the Morgan Stanley Group, Inc., which beneficially owned more than five percent of the Company's Common Stock. Morgan Stanley Group, Inc. filed a Report on
Schedule 13G with the Securities and Exchange Commission which indicated that, as of December 31, 1996, it beneficially owned an aggregate of 8.32% of the Company's Common Stock.

     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned or owned through the Company's
Deferred Compensation Plan by each Director and nominee for Director, each Executive Officer named in the Summary Compensation Table above and by all Directors and Officers of the Company as a group, as of March 28, 1997. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies:


                                           AMOUNT AND NATURE
                                             OF BENEFICIAL         DEFERRED                   PERCENT OF
NAME                                         OWNERSHIP(1)          PLAN(2)        TOTAL         CLASS
----                                       -----------------       --------     ---------     ----------
Chester G. Atkins........................          9,679(3)                         9,679            *
David E. Bradbury........................        369,639(4)                       369,639         1.30%
Robert M. Coard..........................          7,253(5)          1,407          8,660            *
Domenic Colasacco........................         40,751(6)                        40,751            *
Robert L. Culver.........................         10,165(7)                        10,165            *
Alan K. DerKazarian......................         17,703(8)            468         18,171            *
Donald C. Dolben.........................          8,050(9)                         8,050            *
Neal F. Finnegan.........................        615,559(10)                      615,559         2.17%
Edward Guzovsky..........................         30,091(11)         3,269         33,360            *
Wallace M. Haselton......................         91,676(12)         8,765        100,441            *
Brian W. Hotarek.........................         10,300(13)         2,791         13,091            *
James K. Hunt............................        108,796(14)                      108,796            *
Walter E. Huskins, Jr. ..................        115,746(15)                      115,746            *
Robert T. McAlear........................         91,192(16)                       91,192            *
Francis X. Messina.......................        418,592(17)        22,673        441,265         1.47%
Sydney L. Miller.........................        124,831(18)         3,261        128,092            *
Vikki L. Pryor...........................         10,097(19)                       10,097            *
Gerald M. Ridge..........................         54,267(20)                       54,267            *
William Schwartz.........................         15,150(21)        34,880         50,030            *
Barbara C. Sidell........................        547,315(22)                      547,315         1.93%
James V. Sidell..........................        420,031(23)                      420,031         1.48%
Paul D. Slater...........................        130,377(24)        16,180        146,557            *
Edward J. Sullivan.......................         18,450(25)                       18,450            *
G. Robert Tod............................            475                              475            *
Michael J. Verrochi......................        192,554(26)         1,308        193,862            *
Gordon M. Weiner.........................          7,119(27)                        7,119            *
ALL DIRECTORS AND OFFICERS AS A GROUP (33
  persons)...............................      3,927,936(28)        95,002      4,022,938        14.16%


---------------
  *  Less than 1%.

 (1) Information as to the interests of the respective Executive Officers, Directors and nominees has been furnished in part by them. As of March 28, 1997, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Units representing share equivalents held in deferred compensation accounts as of December 31, 1996. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies.

 (3) Includes options to acquire 3,800 shares which are fully vested, but not yet exercised.

 (4) Includes options to acquire 57,000 shares which are fully vested, but not yet exercised.

 (5) Includes options to acquire 7,000 shares which are fully vested, but not yet exercised.


 (6) Includes 4,466 shares beneficially owned by Mr. Colasacco's wife and 300 shares owned by each of his three daughters of the Company's Common Stock as to which Mr. Colasacco disclaims any beneficial interest. Also includes 8,356 shares held for Mr. Colasacco's benefit under the Company's Employee Stock Ownership Plan.

 (7) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

 (8) Includes options to acquire 7,000 shares which are fully vested, but not yet exercised.

 (9) Mr. Dolben's wife beneficially owns an additional 1,604 shares to which Mr. Dolben disclaims any beneficial interest. Includes options to acquire 7,000 shares which are fully vested, but not yet exercised.

(10) Includes 40,800 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and an aggregate of 411,666 shares which Mr. Finnegan has the present right to acquire through the exercise of stock options. Also includes 440 shares held for Mr. Finnegan's benefit under the Company's Employee Stock Ownership Plan.

(11) Includes 22,293 shares held in Mr. Guzovsky's wife's name. Includes options to acquire 7,000 shares which are fully vested, but not yet exercised.

(12) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(13) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(14) Includes options to acquire 65,500 shares which are fully vested, but not yet exercised, and 9,400 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan.

(15) Includes an aggregate of 103,500 shares which Mr. Huskins has the present right to acquire through the exercise of stock options and 246 shares held for Mr. Huskins's benefit under the Company's Employee Stock Ownership Plan.

(16) Includes an aggregate of 72,800 shares which Mr. McAlear has the present right to acquire through the exercise of stock options, and 937 shares held for Mr. McAlear's benefit under the Company's Employee Stock Ownership Plan.

(17) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(18) Includes 50,762 shares beneficially owned by Mr. Miller's wife and 1,023 shares owned by each of his three children in trust. Does not include an aggregate of 148,033 shares held by Mr. Miller's adult children, sister and sister-in-law as to which Mr. Miller disclaims beneficial ownership. Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(19) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(20) Includes 3,242 shares owned by Gerald M. Ridge Corp. of which Mr. Ridge is President. Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(21) All 6,750 shares are held jointly with Mr. Schwartz's wife. Includes options to acquire 8,400 shares which are fully vested, but not yet exercised.

(22) Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(23) Includes 410,031 shares held directly. Does not include any shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 5,963.125 shares of Common Stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, one of whom is a minor, as to all of which Mr. Sidell disclaims any beneficial ownership. Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(24) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety. Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(25) Includes 9,521 shares held jointly with Mr. Sullivan's spouse and 506 shares held in Mr. Sullivan's spouse's IRA. Includes options to acquire 7,000 shares which are fully vested, but not yet exercised.

(26) Includes an aggregate of 164,074 shares held by Mr. Verrochi indirectly through an affiliated realty trust and a corporation of which he is President. Includes options to acquire 10,000 shares which are fully vested, but not yet exercised.

(27) Does not include 1,050 shares owned by Mr. Weiner's wife of which he disclaims beneficial ownership. Includes options to acquire 7,000 shares which are fully vested, but not yet exercised

(28) The amount includes 1,211,106 shares of Common Stock subject to exercisable outstanding stock options and also includes 17,867 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Stock Ownership Plan and allocated to such Directors and Officers. The total number of shares held in the Company's Employee Stock Ownership Plan and allocated to all employees with United States Trust Company as record owner is 322,087.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received from the Directors and Executive Officers, the Company believes that, during 1996, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 16, 1997, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, May 19, 1998, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                        ADDITIONAL FINANCIAL INFORMATION

ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996, which includes financial statements, has been previously mailed or mailed simultaneously herewith to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

10-K REPORT

     A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 1996 has been previously mailed or mailed simultaneously herewith to all Stockholders as part of the Company's Annual Report to Stockholders.

                                          By Order of the Board of Directors

                                          /s/ Eric R. Fischer
                                          ----------------------------------
                                          ERIC R. FISCHER
                                          Clerk


Dated: April 15, 1997
Boston, Massachusetts

                               [UST CORP. LOGO]

UST Corp.
30 Court Street
Boston, MA 02108
617-726-7000                                                    [UST CORP. LOGO]



                                                        April 15, 1997

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

        Re:  UST Corp.
             CIK: 0000316901
             Definitive Filing of Proxy Materials
             Commission File No. 0-9623
             ------------------------------------

Dear Sir or Madam:

        On behalf of UST Corp. (the "Company"), and pursuant to Rule 14a-6 of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1934, enclosed for filing in the EDGAR electronic format pursuant to the requirements of Rule 101(a)(iii) of Regulation S-T is the Company's definitive filing of its Proxy Statement, Notice of Annual Meeting and Form of Proxy (the "Proxy Materials") for the 1997 Annual Meeting of Stockholders of the Company. The Proxy Materials are expected to be distributed, commencing April 15, 1997, to the holders of the Company's common stock. As permitted under Rule 14a-6(a), because the only matter expected to be considered at the meeting involves the election of Directors, no preliminary Proxy Material has been filed with the Commission.

        As noted above, other than the election of eight (8) Directors, the Company knows of no matters which will be brought for consideration at the 1997 Annual Meeting of Stockholders. Changes in the Proxy Materials reflect revisions to conform to changes in the facts and law.

        Copies of the Company's 1996 Annual Report to the Commission on Form 10-K for the fiscal year ended December 31, 1996 (the "10-K Report") were previously provided to the Commission in the EDGAR electronic format on March 27, 1997. Ten bound copies of the Company's Annual Report to Stockholders for the year ended December 31, 1996 (the "Stockholders Report") which includes within it the 10-K Report, were mailed to the Commission via Federal Express overnight delivery on April 9, 1997. Distribution of the Proxy Material and the Stockholders Report to all UST Corp. Stockholders will begin on April 15, 1997.

Securities and Exchange Commission
April 15, 1997
Page 2


        Please call the undersigned at (617) 726-7377 or my colleague, Gary N. Sutton, Assistant Counsel at (617) 726-7322 should you have any questions with respect to the enclosed or should you require additional information.


                                                Very truly yours,


                                                /s/ Eric R. Fischer
                                                -------------------------------
                                                Eric R. Fischer
                                                Executive Vice President,
                                                General Counsel and Clerk


Enclosures

cc:  National Association of Securities Dealers, Inc.
     NASDAQ Reports Section - 4th Fl.
     1735 K Street, N.W.
     Washington, D.C. 20006 (via regular mail)

     Neal F. Finnegan, President and Chief Executive Officer James K. Hunt, Executive Vice President, Treasurer and
       Chief Financial Officer
     George T. Clarke, Senior Vice President and Controller Michael P. O'Brien, Esq., Bingham, Dana & Gould LLP George E. Massaro, Arthur Andersen LLP

  [X] PLEASE MARK VOTES
      AS IN THIS EXAMPLE




      -----------------------                                  1. Election of Directors.                            With-   For All
             UST CORP.                                                                                        For   hold    Except
      -----------------------                                     David E. Bradbury       Donald C. Dolben    [ ]    [ ]      [ ]
                                                                  Robert M. Coard         Francis X. Messina
                                                                  Domenic Colasacco       James V. Sidell
                                                                  Alan K. DerKazarian     G. Robert Tod

                                                                  NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through
      RECORD DATE SHARES:                                         the nominee(s) name(s). Your shares will be voted for the
                                                                  remaining nominee(s).


                                                                  Authorizing the Proxies in their discretion to consider and act upon such other matters as may properly come before the meeting.






                                                 ------------
 Please be certain to sign and date this Proxy.  Date             Mark box at right if an address change or comment has been  [ ]
-------------------------------------------------------------     noted on the reverse side of this card.


-----Stockholder sign here-------------Co-owner sign here----

  DETACH CARD                                                                                                            DETACH CARD

                                    UST CORP.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box or boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, scheduled to be held on May 20, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

UST CORP.

                                                             UST CORP.

                                   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UST CORP.

The undersigned stockholder of UST Corp., a Massachusetts corporation (the "Company"), hereby constitutes and appoints
Neal F. Finnegan, Eric R. Fischer and James K. Hunt, and each of them, his Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on March 28, 1997 at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 20, 1997, and at any adjournments thereof.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                      --------------------------------------------------------------------------------------
----------------------  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. -----------------------
                      --------------------------------------------------------------------------------------
 Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.
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HAS YOUR ADDRESS CHANGED?                                        DO YOU HAVE ANY COMMENTS?

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